Exhibit (d)(6)(d)
NOTICE OF AND CONSENT TO TRANSFER OF
FUND MANAGEMENT AGREEMENT
     Reference is made to the Fund Management Agreement among Salomon Brothers Asset Management, Inc. (“SaBAM”), Pacific Funds (the “Trust”), and Pacific Life Insurance Company (“Investment Adviser”) dated the 1st day of December, 2005 (the “Agreement”), and to SaBAM (“Fund Manager”) in its capacity as fund manager for the Large-Cap Value Fund (the “Fund”).
RECITALS
     SaBAM is currently a wholly owned subsidiary of Legg Mason, Inc. (“Legg Mason”). Due to an internal reorganization (“Reorganization”) by Legg Mason, SaBAM’s investment operations are being consolidated with other investment operations into CAM North America, LLC (“CAM NA”), a recently-organized subsidiary of Legg Mason. During October 2006 it is expected that CAM NA will be renamed Clearbridge Advisors, LLC (“Clearbridge”).
     As a result of the Reorganization, CAM NA/Clearbridge will continue the business previously conducted by SaBAM and will serve as the fund manager to the Trust (the “Transfer”).
     The above referenced Transfer will not result in a change of actual control or management, which would result in an automatic termination of the Agreement due to “assignment” pursuant to Section 2(a)(4) of the 1940 Act, and Rule 2a-6 thereunder. Legg Mason has obtained an opinion from its legal counsel, Willkie Farr & Gallagher, LLP, (“Willkie Farr”) confirming its conclusion that the transactions will not result in an actual change in control or management, a copy of which opinion is attached hereto. The Trust and Fund obtained the express consent of Willkie Farr to rely on such opinion.
     Through November 30, 2006, the Trust and the Investment Adviser have the right to use the SaBAM name according to the terms of the Agreement.
     NOW, THEREFORE, in consideration of the premises:
1.	Subject to the approval of the Board of Trustees of the Trust for CAM NA to serve as a fund manager of the Fund, effective October 1, 2006:
a.	SaBAM assigns all duties and obligations, and associated liabilities arising out of the Agreements to CAM NA; and

b.	CAM NA hereby agrees to assume all duties and obligations, and associated liabilities arising out of the Agreement and to become a party to said Agreement upon the terms and conditions set forth therein, other than as modified below in paragraph 4, standing in the stead of SaBAM.

2.	The Investment Adviser and the Trust consent to the assignment of the Agreement.

3.	All terms and conditions of the Agreement are hereby confirmed by all parties.

4.	The following language replaces paragraph 16(b) of the Agreement:
It is understood that the names “CAM North America LLC”, “Clearbridge Advisors, LLC”, and “Salomon Brothers Asset Management, Inc” or any derivative thereof or logo associated with those names are the valuable property of CAM NA and that the Trust and the Investment Adviser have the right to use the “CAM North America, LLC,” “CAM NA,” “Clearbridge Advisors, LLC,” and “Salomon Brothers Asset Management, Inc” names (or derivatives or logos) in the Prospectus, SAI, the Trust’s Registration Statement or other filings, or in other forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Fund Manager is a fund manager to the Trust, except that the Salomon Brothers Asset Management, Inc. name and logo will only be used through November 30, 2006, provided, however, that (i) the Trust may continue to use all above names of the Fund Manager in its Registration Statement and other documents to the extent deemed necessary by the Trust to comply with disclosure obligations under applicable law and regulation, or in the opinion of counsel to the Investment Adviser or the Trust or as directed by the Securities and Exchange Commission, such use is necessary to make the disclosures contained in the Trust’s Registration Statement not misleading; (ii) the Trust and the Investment Adviser are authorized by CAM NA/Clearbridge to use the “Salomon Brothers Asset Management, Inc.” name through November 30, 2006 and to use the CAM NA and/or Clearbridge names effective October 1, 2006; and (iii) neither the Trust nor the Investment Adviser shall use the Fund Manager’s name or logo in promotional or sales related materials prepared by or on behalf of the Investment Adviser or the Trust, without prior review and approval by the Fund Manager, which may not be unreasonably withheld. Upon termination of this Agreement, the Trust and the Investment Adviser shall forthwith cease to use such names (and logo), except as provided for herein.
5.	CAM NA represents and warrants that they have the legal authority or obtained valid authorization from Legg Mason, Inc and any other applicable party to use the Salomon Brothers Asset Management, Inc. name and logo, and grant the Trust and Investment Adviser the right to use the name and logo through November 30, 2006.

6.	All terms and conditions set forth in the Agreement, other than as modified above in paragraph 4, are hereby confirmed and remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Notice of and Consent to Assignment of Portfolio Management Agreement to be executed by their respective officers.
Accepted and Agreed:
Salomon Brothers Asset Management, Inc

By:	/s/ Joel Sauber	By:	/s/ Terrence Murphy

Name: Joel Sauber		Name: Terrence Murphy
Title: Manager Director		Title: Chief Administrative Officer
Accepted and Agreed:
CAM North America, LLC (Effective October 2006 Clearbridge Advisors, LLC)

By:	/s/ Joel Sauber	By:	/s/ Terrence Murphy

Name: Joel Sauber		Name: Terrence Murphy
Title: Manager Director		Title: Chief Administrative Officer
Accepted and Agreed:
Pacific Life Insurance Company

By:	/s/ James T. Morris	By:	/s/ Jane M. Guon

Name: James T. Morris		Name: Jane M. Guon
Title: Chief Operating Officer		Title: Assistant Secretary
Accepted and Agreed:
Pacific Funds

By:	/s/ James T. Morris

Name: James T. Morris
Title: President